RE:  NN, Inc.
2000 Waters Edge Drive
Johnson City, TN  37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Will Kelly	Marilynn Meek
Vice President and Chief Administrative Officer	(General info)
(423) 743-9151	212-827-3773

FOR IMMEDIATE RELEASE
November 5, 2009

NN, INC. REPORTS THIRD QUARTER 2009 RESULTS

•	Excluding the Impact of Currency, Third Quarter Revenues Improve 13.1% Sequentially over Second Quarter
•	Third Quarter Results Include $2.9 Million in After-Tax Restructuring Charges Associated with Restructuring Efforts at Veenendaal, The Netherlands Facility
•	Working Capital Reductions of $23.3 Million Contribute to Positive Cash Flow For The Year

Johnson City, Tenn., November 5, 2009 – NN, Inc. (Nasdaq: NNBR) today reported its financial results for the third quarter and nine months ended September 30, 2009.  Net sales for the third quarter of 2009 were $66.1 million, a decrease of $38.8 million or 37%, compared to net sales for the third quarter of 2008 of $104.9 million.  Approximately $34.6 million of the decrease was due to the continuing effects of the global recession in the automotive and industrial end markets.  The negative effect of currency exchange and price/mix issues accounted for the remainder.  Sequentially, third quarter net sales improved $9.0 million over second quarter net sales of which $1.5 million was related to the impact of currency.  Excluding the impact of currency, revenues were up 13.1% as compared to second quarter results.

Net loss for the third quarter of 2009 was $9.0 million, or $(0.55) per diluted share compared to net income of $2.9 million, or $0.18 per diluted share for the third quarter of 2008. The results of the third quarter of 2009 include the recording of approximately $2.9 million, net of taxes, or $0.18 per diluted share in restructuring charges taken at the Veenendaal, The Netherlands facility.  Excluding these restructuring charges, net loss would have been $5.9 million or $(0.37) per diluted share.

Net sales for the first nine months of 2009 were $181.1 million, a decrease of $167.5 million, or 48% compared to net sales of $348.6 million for the first nine months of 2008.  Approximately $156.8 million of the decrease was attributed to decreased demand for the Company’s products caused by the continuing global recession.  The negative effect of currency exchange and price/mix issues accounted for the remainder of the decrease.

Net loss for the first nine months of 2009 was $32.0 million, or $(1.97) per diluted share, compared to net income for the first nine months of 2008 of $17.2 million, or $1.08 per diluted share. Included in the results for the first nine months of 2009 were the following items:
•	After-tax restructuring charges of $2.9 million or $0.18 per diluted share related to restructuring efforts at the Veenendaal, The Netherlands facility.
•	After-tax charge of $0.8 million or $0.05 per diluted share related to the previously announced closure of our Kilkenny, Ireland and Hamilton, Ohio facilities.
•	The effect of the recording of a valuation allowance on deferred taxes of $5.5 million, or $0.34 per diluted share which related to operating losses incurred by our U.S. operations.
Excluding these items, net loss for the first nine months of 2009 would have been $22.8 million or $(1.40) per diluted share.

The results for the first nine months of 2008 included the following items:
•	The recording of approximately $3.0 million, or $0.19 per diluted share, in after-tax gains on the sale of surplus land in The Netherlands.
•	Net income included the recording of a one-time, favorable after-tax adjustment related to a change in Italian tax law of approximately $1.1 million or $0.07 per diluted share.
Excluding theses items, net income would have been $13.1 million or $0.82 per diluted share.

As a percentage of net sales, cost of products sold for the third quarter of 2009 was 89.2% compared to 79.9% recorded for the prior year period.  The cost of products sold for the first nine months of 2009 was 93.4% compared to 79.6% for the same period last year.

Selling, general and administrative (SG&A) expenses were $6.5 million, or 9.8% of net sales for the third quarter of 2009, a decrease of $3.2 million compared to $9.7 million or 9.3% of net sales for the third quarter of 2008.  For the first nine months of 2009, selling, general and administrative expenses were $19.8 million, or 10.9% of net sales, a decrease of $10.2 million compared to $30.0 million, or 8.6% of net sales for the same period in 2008.

James H. Dorton, Vice President and Chief Financial Officer commented, “Through the first nine months of 2009, we continued to experience the negative effects of the global economic recession.  The sudden and extraordinary reductions in customer demand for our products that began in the fourth quarter of 2008 have been unprecedented.  The deleveraging associated with these drastic reductions negatively affected our SG&A and cost of products sold as a percentage of sales.  During the third quarter, we began to see improvement in these margins and although we are far from realizing our historic profitability levels, we are encouraged by the positive improvement.”

Mr. Dorton continued, “Since the beginning of 2009, we have reduced total company wide expenses on an annualized basis by approximately $55 million.  We have been able to realize these reductions through a series of actions including employment reductions, salary reductions, plant closures, fixed overhead and SG&A spending reductions.  Also in the third quarter, we finalized a plan to restructure employment at our Veenendaal, The Netherlands facility.  For this restructuring, we recorded a special after-tax charge of $2.9 million.  The expected payback for this action is estimated to be less than one year.  These cost reductions coupled with annualized cash conservation actions which total approximately $18 million have allowed us to significantly reduce our net income and cash flow break even points.  Further, we have reduced working capital (net of cash and debt) by $23.3 million since the beginning of the year.  This decrease in working capital was due primarily to our initiative to aggressively reduce inventory levels, which we have decreased by $20.2 million, or 38% since the beginning of the year.

“Our beginning of the year goal for cash flow was to remain neutral for the year.  At the end of the third quarter, we exceeded this goal as year-to-date cash flow was positive by $3.2 million which also included $3.3 million of non-operating cash expenditures associated with our credit facility restructuring in the first quarter.  We were also able to pay down debt by $2.7 million by the end of the third quarter.”

Mr. Dorton concluded, “As we disclosed in the prior quarter of this year, we classified all of our outstanding debt as a current liability since certain of our financial bank covenants had not yet been determined beyond March 31, 2010.  In the fourth quarter of this year, we will begin the process with our bank group of determining the definitive covenant levels that will be in effect beyond the first quarter of 2010; consequently, we continued the classification of our outstanding debt as a current liability in the third quarter.”

Roderick R. Baty, Chairman and Chief Executive Officer, commented, “In our second quarter earnings release, we stated that we were encouraged by recent positive economic news associated with global automotive and industrial demand.  At that time, our June revenues and the most recent customer ordering patterns began to reflect incremental improvement compared to our first half results.  During the third quarter, we continued to experience these positive signs of recovery.  Sequentially our third quarter net sales of $66.1 million were $9.0 million, or 15.8% higher than the $57.1 million in net sales recorded for the second quarter.  This increase is especially noteworthy because we usually experience a significant decrease in our third quarter net sales due to seasonality factors, especially in our European operations.  During the latter portion of the third quarter, we experienced a 28% increase in annualized revenue run rates as compared to the second quarter of this year.  This level of improvement has continued into the fourth quarter which gives us optimism for the fourth quarter and the second half of 2009 versus the first half results we experienced.”

“While we are encouraged by our third quarter results, we remain cautious as to the rate of the economic recovery and increase in demand for our products.  Specifically, the vast majority of our demand and revenue improvement has occurred in our customers’ automotive end markets in North America, Europe and Asia.  A significant portion of this improvement is associated with the conclusion of supply chain destocking activities and government incentive programs in the U.S. and Europe.  While our customers’ industrial end markets show no evidence of further deterioration, we have not seen evidence of improvement in industrial demand or lessening of the destocking effect for the third quarter.  Given the current environment, our efforts to further reduce costs and enhance liquidly are ongoing.”

NN, Inc. manufacturers and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis.  Headquartered in Johnson City, Tennessee, NN has 14 manufacturing plants in the United States, Western Europe, Eastern Europe and China.  NN, Inc. had sales of US $425 million in 2008.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company's ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, the successful implementation of the global growth plan including development of new products and consummation of potential acquisitions and other risk factors and cautionary statements listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

 (Financial Tables Follow)

NN, Inc.
Condensed Statements of Income
(In Thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Net sales	$66,110	$104,866	$181,119	$348,647
Cost of products sold (exclusive of depreciation shown separately below)	58,981	83,784	169,184	277,526
Selling, general and administrative	6,465	9,732	19,779	29,952
Depreciation and amortization	5,255	6,234	15,773	18,884
(Gain) loss on disposal of assets	(13)	6	(41)	(4,153)
Restructuring and impairment costs	4,070	--	4,742	--
Income (loss) from operations	(8,648)	5,110	(28,318)	26,438

Interest expense, net	1,833	1,259	4,719	4,068
Reduction of unamortized debt issue cost	--	--	604	--
Other income, net	(11)	(391)	(135)	(810)
Income (loss) before provision for income taxes	(10,470)	4,242	(33,506)	23,180
Provision (benefit) for income taxes	(1,487)	1,295	(1,532)	5,960

Net income (loss)	$(8,983)	$2,947	$(31,974)	$17,220

Diluted income (loss) per common share	$(0.55)	$0.18	$(1.97)	$1.08

Weighted average diluted shares	16,268	16,391	16,268	15,996

NN, Inc.
Condensed Balance Sheets
(In Thousands)
(Unaudited)

	September 30, 2009	December 31, 2008
Assets
Current assets:
Cash	$11,540	$11,052
Accounts receivable, net	46,804	50,484
Inventories, net	33,445	53,173
Other current assets	9,606	9,912
Total current assets	101,395	124,621

Property, plant and equipment, net	137,728	145,690
Goodwill and intangible assets, net	11,148	11,006
Other assets	2,429	2,723
Total assets	$252,700	$284,040

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$32,544	$39,415
Accrued salaries and wages	15,207	12,745
Current portion of long-term debt	94,034	6,916
Other liabilities	8,294	4,279
Total current liabilities	150,079	63,355

Deferred income taxes	4,374	4,939
Long-term debt	--	90,172
Other	16,341	15,815
Total liabilities	170,794	174,281

Total stockholders’ equity	81,906	109,759

Total liabilities and stockholders’ equity	$252,700	$284,040

NN, Inc.
Reconciliation of Non-GAAP to GAAP Financial Measures
(Unaudited)

	Three Months Ended September 30, 2009		Nine Months Ended September 30, 2009

	In Thousands	Diluted Earnings Per Share	In Thousands	Diluted Earnings Per Share
Net Income (Loss)	$(8,983)	$(0.55)	$(31,974)	$(1.97)
After-tax restructuring costs for plant closing	119	0.01	792	0.05
Valuation allowance on deferred taxes, net	--	--	5,478	0.34
After-tax restructuring charges for Veenendaal facility	2,924	0.18	2,924	0.18
Net (loss) excluding restructuring and other special charges	$(5,940)	$(0.37)	$(22,780)	$(1.40)

	Three Months Ended September 30, 2008		Nine Months Ended September 30, 2008

	In Thousands	Diluted Earnings Per Share	In Thousands	Diluted Earnings Per Share
Net Income	$2,947	$0.18	$17,220	$1.08
After-tax gain related to sale of land	--	--	(2,995)	(0.19)
Italian tax adjustment, net	--	--	(1,142)	(0.07)
Net income excluding restructuring and other special charges	$2,947	$0.18	$13,083	$0.82